UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2019
_______________________________

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

______________________________

Delaware	001-38536	20-3352427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definite Agreement.

On September 10, 2019, Xeris Pharmaceuticals, Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, as the collateral agent and a lender (“Oxford”), and Silicon Valley Bank, as a lender (“SVB”, and together with Oxford, the “Lenders”) to amend and restate that certain Loan and Security Agreement, dated as of February 28, 2018, by and between the Company and the Lenders, as amended. Under the Loan Agreement, the Lenders will extend up to $85 million in term loans to the Company in three tranches. The initial tranche of $60 million (the “Term A Loans”) will be funded on September 13, 2019. The second tranche of up to $15 million (the “Term B Loans”) and the third tranche of up to $10 million (the “Term C Loans”, and collectively with the Term A Loans and the Term B Loans, the “Term Loans”) will become available to the Company following receipt and approval by the Lenders of evidence of the Company’s achievement of certain revenue targets prior to March 31, 2021 and June 30, 2021, respectively.
The Loan Agreement provides for interest-only payments through March 31, 2021, after which the Term Loans will be payable in 27 equal monthly installments. However, if a Term B Loan is funded, then the period for interest-only payments is extended through December 31, 2021, after which the Term Loans will be payable in 30 equal monthly installments, and if a Term C loan is funded, then the period for interest-only payments is further extended through September 30, 2022, after which the Term Loans will be payable in 21 equal monthly installments. The maturity date is June 1, 2023, provided that if the Term B Loans are funded, then the maturity date will be extended to June 1, 2024. After repayment, no Term Loan may be re-borrowed. For the period from the funding date of the Term A Loans through and including September 30, 2019, the Term Loans shall incur interest at a rate of 8.68%. Following such time, the Term Loans shall incur interest at a floating per annum rate in an amount equal to the sum of 6.25% plus the greater of (a) 2.43% and (b) the thirty (30) day U.S. Dollar LIBOR rate.
The Loan Agreement contains customary representations and warranties, events of default (including an event of default upon a material adverse change of the Company) and affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate, make acquisitions, pay dividends or other distributions or repurchase equity, make investments, dispose of assets and enter into certain transactions with affiliates, in each case subject to certain exceptions. As security for its obligations under the Loan Agreement, the Company granted the Lenders a first priority security interest on substantially all of the Company’s assets, including intellectual property, and subject to certain exceptions.
The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01    Other Events.

On September 10, 2019, the Company issued a press release announcing the approval by the U.S. Food and Drug Administration for GVOKETM (glucagon) injection, its ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia in pediatric and adult patients with diabetes ages 2 years and above. The Company expects to commercialize GVOKE in two different administration options starting with our pre-filled syringe in 4-6 weeks and the auto-injector in 2020. A copy of such press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On September 10, 2019, the Company issued a press release announcing the signing of the Loan Agreement. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement, dated as of September 10, 2019, by and between Oxford Finance LLC, Silicon Valley Bank and Xeris Pharmaceuticals, Inc.

99.1	Press release issued by Xeris Pharmaceuticals, Inc. dated September 10, 2019.

99.2	Press release issued by Xeris Pharmaceuticals, Inc. dated September 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xeris Pharmaceuticals, Inc.

Date: September 10, 2019	/s/ Barry M. Deutsch
Barry M. Deutsch
Chief Financial Officer